Exhibit 10.4

EXCLUSIVE MANAGEMENT CONSULTING SERVICES AGREEMENT

This EXCLUSIVE MANAGEMENT CONSULTING SERVICES AGREEMENT (“Agreement”) is entered into as of November 13, 2007 (the “Effective Date”), by and between the following (each a “Party” and together the “Parties”):

(i)

BWA (Shanghai) Co., Ltd. (亚宽管理咨询（上海）有限公司), a wholly foreign-owned enterprise existing under the laws of the People’s Republic of China (“WFOE”), with its registered office at Suite 1201, Shanghai Times Square, No. 93, Middle Huai Hai Road, Luwan District, Shanghai, People’s Republic of China;

(ii)

Beijing BBMAO Network Technology Co., Ltd. (北京比比猫网络技术有限公司), a limited liability company existing under the laws of the Peoples’ Republic of China (“ICP Co”) , with its registered office at Suite 418, No. 17, Xiaoying Road, Chaoyang District, Beijing, People’s Republic of China;

(i)

Xiaozhi ZHANG (张小知), an individual citizen of the People’s Republic of China, with Identity Card No. [ • ]; and

(II)

Xiaohong DONG (董晓虹), an individual citizen of the People’s Republic of China, with Identity Card No. [ • ].

Capitalized terms not otherwise defined have the meanings assigned to them in Appendix A to this Agreement, which is incorporated and made a part hereof by reference.

RECITALS

This Agreement is entered into with reference to the following facts:

A.

WFOE is a wholly-foreign owned enterprise duly incorporated and existing under the laws of the Peoples’ Republic of China (“PRC” or “China”), owned 100% by BroadWebAsia, Inc., a company existing under the laws of British Virgin Islands. WFOE has executive and financial management experience and capability relevant to businesses engaged in internet and other information technology, including the operation of search engines websites and related activities.

B.

ICP Co is a PRC limited liability company owned by Xiaozhi ZHANG and Xiaohong DONG, each a citizen of the PRC (together, the “Shareholders”). ICP Co holds ICP License No. 060551 duly issued by the Beijing Telecommunication Bureau, permitting it to carry on value-added telecommunications business, including Internet information and other services. The business in which ICP Co is now and may in the future become involved is referred to as the “Business.”

NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, and through friendly consultation, under the principle of equality and mutual benefits, in accordance with the relevant laws and regulations of the People's Republic of China, the Parties agree as follows:

AGREEMENT

1.

Management Services.   During the Term of this Agreement, WFOE will identify and provide to ICP Co executive and financial management personnel in sufficient numbers and with expertise and experience appropriate to provide the services identified in Appendix B (the “Management Services”), under the supervision and authority of the board of directors of ICP Co acting in accordance with the terms of this Agreement.

2.

Compensation to WFOE.   In consideration for providing the Management Services, WFOE will be entitled to receive service fee calculated at the amount equivalent to thirty five percent (35%) of the Net Profit of ICP Co during the Term of this Agreement. The Net Profit of ICP Co will be calculated and paid by ICP Co to WFOE no later than the last day of the month following the end of each calendar quarter, commencing on January 1, 2008. Any dispute between the Parties concerning any calculation or payment under this Section  will be resolved pursuant to the dispute resolution provisions of Section .

3.

Credit for Amounts Paid Under Other Agreements.   WFOE and ICP Co are parties to the Business Cooperation Agreements, some or all of which require certain payments to be made by ICP Co to WFOE in consideration for services, equipment or other items of value provided by WFOE to ICP Co. The Parties agree that any and all such amounts may be either  separately paid by ICP Co to WFOE and accordingly counted as expenses of ICP Co, reducing ICP Co’s Net Profit; or  included in the aggregate Net Profit of ICP Co and not separately paid to WFOE.

4.

Interest Penalty.   If any amounts due and payable under this Agreement are not paid when due, interest will accumulate on such amounts at the rate of four percent (4%) per annum until paid. This interest penalty may be reduced or waived by the Party entitled to receive it in light of actual circumstances, including the reason for any delay in payment.

5.

Operation of Business.   During the Term of this Agreement:

(a)

The Parties will ensure that:

(i)

the business of ICP Co, together with all business opportunities presented to or which become available to ICP Co, will be treated as part of the Business covered by the Management Services and this Agreement;

(ii)

all cash of ICP Co will be maintained in Company Bank Accounts or disposed of in accordance with this Agreement;

(iii)

all business income, working capital, recovered accounts receivable, and any other funds which come into the possession of ICP Co or are derived from or related to the operation of the business of ICP Co, are deposited into a Company Bank Account;

(iv)

all accounts payable, employee compensation and other employment-related expenses, and any payments in connection with the acquisition of any assets for the benefit of ICP Co or the satisfaction of any liabilities of ICP Co, are paid from amounts maintained in Company Bank Accounts; and

(v)

no action is taken without the prior written consent of WFOE that that would have the effect of entrusting all or any part of the business of ICP Co to any other Person.

(b)

WFOE will ensure that:

(i)

it advises ICP Co. with respect to the conduct of the Business the same level of care it exercises with respect to the operation of its own business and will at all times act in accordance with its Reasonable Business Judgment, including taking no action which it knows, or in the exercise of its Reasonable Business Judgment should have known, would materially adversely affect the status of any of permits, licenses and approvals necessary for the conduct of the Business or constitute a violation of applicable PRC laws and regulations; and

(ii)

subject to the provisions of Section  with respect to the Transition, it will preserve intact the business and operations of ICP Co and take no action which it knows, or in the exercise of its Reasonable Business Judgment should have known, would materially adversely affect the business, operations, or prospects of ICP Co.

(c)

The Shareholders will:

(i)

ensure that none of them, nor any of their agents or representatives, takes any action that interferes with, or has the effect of interfering with, the operation of the Business in accordance with this Agreement, or which materially adversely affects the assets, operations, business or prospects of ICP Co;

(ii)

use their Best Efforts to cooperate and assist WFOE and ICP Co to maintain in effect all permits, licenses and other authorizations and approvals necessary or appropriate to the conduct of the business of ICP Co; and

(iii)

use their Best Efforts to assist WFOE and ICP Co to maintain positive and productive relations with relevant Governmental Authorities and their representatives.

6.

Material Actions.   The Parties acknowledge and agree that the economic risk of the operation of the Business is being substantially assumed by WFOE and that the continued business success of ICP Co is necessary to permit the Parties to realize the benefits of this Agreement and the other Business Cooperation Agreements. During the Term of this Agreement, the Parties therefore will ensure that ICP Co does not take any Material Action without the advance written consent of WFOE, which consent will not be unreasonably withheld or delayed.

7.

Right of First Refusal.   If any Shareholder proposes to Transfer to any other Person other than another Shareholder (the “Proposed Transferee”) all or any portion of the equity of ICP Co held by the that  Shareholder (the “Selling Shareholder”), the Selling Shareholder will first deliver to WFOE a written notice (the “Notice”) offering to WFOE or its designee(s) all of the equity proposed to be Transferred by the Shareholder, on terms and conditions no less favorable to WFOE than those offered to the Proposed Transferee. The Notice will include all relevant terms of the Proposed Transfer, and will be irrevocable for a period of thirty (30) calendar days after its receipt by WFOE.  WFOE will have the right and option, by written notice delivered within thirty (30) calendar days after receipt of the Notice, to notify the Shareholder in writing of its acceptance of all or any part of the equity so offered in the Notice, at the purchase price and on the terms stated in the Notice. If WFOE so accepts the offer contained in the Notice, then the equity of ICP Co proposed to be Transferred will be Transferred to WFOE at the purchase price and on the terms stated in the Notice.

8.

Transition of Business to WFOE.   At the sole discretion of WFOE, during the Term of this Agreement, WFOE may transfer from ICP Co to WFOE or any other affiliates designated by the WFOE (the “Transferee”) any part or all of the business, personnel, assets and operations of ICP Co which may be lawfully conducted, employed, owned or operated by WFOE (the “Transition”), including any of the following:

(a)

business opportunities presented to, or available to ICP Co may be pursued and contracted for in the name of the Transferee rather than ICP Co, and at its discretion the Transferee may employ the resources of ICP Co to secure such opportunities;

(b)

any tangible or intangible property of ICP Co, any contractual rights, any personnel, and any other items or things of value held by ICP Co may be transferred to the Transferee at book value;

(c)

real property, personal or intangible property, personnel, services, equipment, supplies  and any other items useful for the conduct of the Business may be obtained by the Transferee by acquisition, lease, license or otherwise, and made available to ICP Co on terms to be determined by agreement between the Transferee and ICP Co; and

(d)

contracts entered into in the name of ICP Co may be transferred to the Transferee, or the work under such contracts may be subcontracted, in whole or in part, to the Transferee, on terms to be determined by agreement between the Transferee and ICP Co;

provided, however, that none of the foregoing, and no other part of the Transition may cause or have the effect of terminating (without being substantially replaced under the name of the Transferee) or adversely affecting any license, permit or regulatory status of ICP Co.

9.

Ownership of Intellectual Property.   All Intellectual Property created by WFOE in the course of providing the Services will be the sole property of WFOE and ICP Co will have no right to any ownership or use of such Intellectual Property except under separate written agreement with WFOE.

10.

Representations and Warranties of ICP Co.  ICP Co hereby makes the following representations and warranties for the benefit of WFOE:

(a)

Corporate Existence and Power.   ICP Co is a limited liability company duly organized and validly existing under the laws of the PRC, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted and as currently contemplated to be conducted.  ICP Co has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of ICP Co or the winding up or cessation of the business or affairs of ICP Co.

(b)

Authorization; No Consent.   ICP Co  has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents;  has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform their obligations under this Agreement and the other related documents;  is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the exclusive cooperation arrangement contemplated under this Agreement except for any notices that have been duly given or consents that have been duly obtained; and  holds all the governmental authorizations necessary to permit ICP Co to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit ICP Co to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of ICP Co, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c)

No Conflicts. The execution and perform of this Agreement by ICP Co will not contravene, conflict with, or result in violation of  any provision of the organizational documents of ICP Co;  resolution adopted by the board of directors or the shareholders of ICP Co; and  any laws and regulations to which ICP Co or the exclusive cooperation arrangement contemplated in this Agreement is subject.

11.

Representations and Warranties of WFOE.  WFOE hereby makes the following representations and warranties for the benefit of ICP Co and the Shareholders:

(a)

Corporate Existence and Power.    WFOE  is a foreign invested company duly organized and validly existing under the laws of the PRC, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted and as currently contemplated to be conducted; and  has not ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of WFOE or the winding up or cessation of the business or affairs of WFOE.

(b)

Authorization; No Consent.   WFOE  has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents;  has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform its obligations under this Agreement and the other related documents;  is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the exclusive cooperation arrangement contemplated under this Agreement except for any notices that have been duly given or consents that have been duly obtained; and   has all the governmental authorizations necessary to permit WFOE to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit WFOE to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of WFOE, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c)

No Conflicts.   The execution and perform of this Agreement by WFOE will not contravene, conflict with, or result in violation of  any provision of the organizational documents of WFOE;  any resolution adopted by the board of directors or the shareholders of WFOE; and  any laws and regulations to which WFOE or the exclusive cooperation arrangement contemplated in this Agreement is subject to.

12.

Liability for Breach; Indemnification and Hold Harmless.  Each of the Parties will be liable to each of the other Parties for any damage or loss caused by such Party’s breach of this Agreement. ICP Co will indemnify and hold harmless WFOE from and against any claims, losses or damages unless caused by a breach by WFOE of its obligations under this Agreement or by the willful, reckless or illegal conduct of WFOE. WFOE will indemnify and hold harmless ICP Co and the Shareholders from and against any claims, losses or damages caused by any breach by WFOE of its obligations under this Agreement or by the willful, reckless or illegal conduct of WFOE.

13.

Liquidated Damages.   ICP Co and the Shareholders acknowledge and agree that WFOE will be incurring significant expense in order to fulfill its obligations under this Agreement. ICP Co and the Shareholders further acknowledge that breach of this Agreement by any of them would cause WFOE and WFOE’s stockholders significant damages and perhaps the complete cessation of WFOE’s business. Since the exact amount of such damages would be extremely difficult, if not impossible to calculate, ICP Co and the Shareholders agree that in the event of the material breach by any of them of this Agreement, which breach has not been cured within sixty (60) days of receipt of notice from WFOE of such material breach and a description of such breach, ICP Co and the Shareholders, jointly and severally, will be obligated to pay to WFOE liquidated damages in an amount equal to the greater of (a) eight (8) times the annualized revenues of WFOE for the last completed fiscal quarter, or (b) US$50 million.

14.

Shareholders’ Guarantee.   The Shareholders hereby irrevocably and unconditionally guarantee the payment and performance of ICP Co’s obligations under this Agreement, including without limitation Section  of this Agreement, and under and each of the other Business Cooperation Agreements. As security for such guarantee, the Shareholders hereby pledge all right, title and interest to the equity of ICP Co to WFOE to guarantee ICP Co’s payment and performance hereunder and under the other Business Cooperation Agreements. In the event ICP Co fails to fully pay the liquidated damages specified under Section , in addition to any rights and remedies available herein or under applicable laws, WFOE (or any its designee) may at its election take control of, transfer, auction or otherwise dispose of any or all of such pledged securities without prior consent of any party, subject to the restriction or prohibition under any applicable laws, in order to satisfy any outstanding obligations. For the avoidance of doubt, the Shareholders have each executed a separate Equity Pledge Agreement in the form attached as Appendix D, dated as of even date herewith.

15.

Dispute Resolution.

(a)

Friendly Consultations.   Any and all disputes, controversies or claims arising out of or relating to the interpretation or implementation of this Agreement, or the breach hereof or relationships created hereby, will be settled through friendly consultations.

(b)

Arbitration.   If any such dispute is not resolved through friendly consultations within sixty (60) days from the date a Party gives the other Parties written notice of a dispute, then it will be resolved exclusively by arbitration under the auspices of and in accordance with the Arbitration Rules of China International Economic and Trade Arbitration Commission (“CIETAC”) and will be submitted to CIETAC Beijing Branch. Any arbitration will be heard before three (3) arbitrators, one (1) of whom will be appointed by WFOE, one (1) of whom will be appointed by ICP Co and the Shareholders acting together, and the remaining one (1) arbitrator (chairman of the arbitration tribunal) will be appointed by the Director of CIETAC.  Any arbitration will be conducted in both the English and Chinese languages.  The arbitration award will be final and binding on both Parties and will not be subject to any appeal, and the Parties agree to be bound thereby and to act accordingly.

(c)

Continuation of Agreement.   It is not necessary for any Party to declare a breach of this Agreement in order to proceed with the dispute resolution process set out in this Section . Unless and until this Agreement is terminated pursuant to Section , this Agreement will continue in effect during the pendency of any discussions or arbitration under this Section .

16.

Term.   This Agreement is effective as of the date first set forth above, and will continue in effect for a period of thirty (30) years or until terminated by one of the following means. The period during which this Agreement is effective is referred to as the “Term.”

(a)

Mutual Consent.   This Agreement may be terminated at any time by the mutual consent of the Parties, evidenced by an agreement in writing signed by all Parties.

(b)

Breach or Insolvency.   Either of ICP Co or WFOE may terminate this Agreement immediately (a) upon the material breach by the other of its obligations hereunder and the failure of such Party to cure such breach within thirty (30) working days after written notice from the non-breaching Party; or (b) upon the filing of a voluntary or involuntary petition in bankruptcy by the other or of which the other is the subject, or the insolvency of the other, or the commencement of any proceedings placing the other in receivership, or of any assignment by the other for the benefit of creditors.

(c)

 Termination by WFOE.   This Agreement may be terminated at any time by WFOE upon ninety (90) calendar days’ written notice delivered to all other Parties.

(d)

Survival.   The provisions of Section  (Indemnification; Hold Harmless); Section  (Liquidated Damages), Section  (Shareholders’ Guarantee), Section  (Dispute Resolution), and Section  (Miscellaneous) will survive any termination of this Agreement. Any amounts owing from any Party to any other Party on the effective date of any termination under the terms of this Agreement will continue to be due and owing despite such termination.

17.

Miscellaneous.

(a)

Headings and Gender.   The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(b)

Usage.  The words “include” and “including” will be read to include “without limitation.”

(c)

Severability.   Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Shareholders.

(d)

Waiver.   No failure or delay by any Party to exercise any right, power or remedy under this Agreement will operate as a waiver of any such right, power or remedy.

(e)

Integration.   This Agreement and the other Business Cooperation Agreements supersede any and all prior discussions and agreements (written or oral) between the Parties with respect to the exclusive cooperation arrangement and other matters contained herein.

(f)

Assignments, Successors, and No Third-Party Rights.   No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld. Subject to the preceding sentence. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

(g)

Notices.   All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any Party may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth on the signature page of this Agreement by any means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Refusal by a Party to accept notice that is validly given under this Agreement will be deemed to have been received by such Party upon receipt. Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner herein set forth. Any notice, request, demand, claim, or other communication under this Agreement will be addressed to the intended recipient as set forth on the signature page hereto.

(h)

Further Assurances. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(i)

Governing Law. This Agreement will be construed, and the rights and obligations under this Agreement determined, in accordance with the laws of the PRC, without regard to the principles of conflict of laws thereunder.

(j)

Amendment. This Agreement may not be amended, altered or modified except by a subsequent written document signed by all Parties.

(k)

Counterparts. This Agreement may be executed in any number of counterparts. When each Party has signed and delivered to all other Parties at least one such counterpart, each of the counterparts will constitute one and the same instrument.  This Agreement is made in both Chinese and English and in case of any conflicts between these two versions, the English version shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Management Services Agreement as of the date first above written.

ICP Co:

Beijing BBMAO Network Technology Co., Ltd. (北京比比猫网络技术有限公司)

By:

/s/Xiaozhi Zhang

Xiaozhi ZHANG (张小知)

Chairman of the Board

Address:

Suite 418, No. 17, Xiaoying Road, Chaoyang District, Beijing, People’s Republic of China

[ • ]

[ • ]

WFOE:

BWA (Shanghai) Co., Ltd. (亚宽管理咨询（上海）有限公司)

By:

/s/James Jacabucci

James Iacabucci

Director

Address:

Suite 1201, Shanghai Times Square, No. 93, Middle Huai Hai Road, Luwan District, Shanghai, People’s Republic of China

The SHAREHOLDERS: /s/ Xiaozhi Zhang Xiaozhi ZHANG (张小知) ___________________________ Xiaohong DONG (董晓虹) Address: [

APPENDIX A

Definitions

For purposes of that certain Exclusive Management Consulting Services Agreement between BWA (Shanghai) Co., Ltd. (亚宽管理咨询（上海）有限公司), Beijing BBMAO Network Technology Co., Ltd. (北京比比猫网络技术有限公司), Xiaozhi ZHANG (张小知), and Xiaohong DONG (董晓虹), dated as of November 13, 2007, to which this is Appendix A, the following terms have the meanings set forth below:

“Best Efforts” means the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

“Business” is defined in the Recitals.

“Business Cooperation Agreements” means the following agreements between the Parties and/or their affiliates:  the Exclusive Management Consulting Services Agreement between and among BWA (Shanghai) Co., Ltd. (亚宽管理咨询（上海）有限公司), Beijing BBMAO Network Technology Co., Ltd. (北京比比猫网络技术有限公司), Xiaozhi ZHANG (张小知), and Xiaohong DONG (董晓虹), dated as of November 13, 2007;  the Exclusive Technology Consulting Agreement between and among BWA (Shanghai) Co., Ltd. (亚宽管理咨询（上海）有限公司) and Beijing BBMAO Network Technology Co., Ltd. (北京比比猫网络技术有限公司) dated as of November 13, 2007;  the Purchase Option Agreement between and among BWA (Shanghai) Co., Ltd. (亚宽管理咨询（上海）有限公司), Beijing BBMAO Network Technology Co., Ltd. (北京比比猫网络技术有限公司), Xiaozhi ZHANG (张小知), and Xiaohong DONG (董晓虹), dated as of November 13, 2007; and  the Equity Pledge Agreement between and among BWA (Shanghai) Co., Ltd. (亚宽管理咨询（上海）有限公司), Beijing BBMAO Network Technology Co., Ltd. (北京比比猫网络技术有限公司), Xiaozhi ZHANG (张小知), and Xiaohong DONG (董晓虹), dated as of November 13, 2007.

“Company Bank Accounts”  means all accounts maintained or held in the name of ICP Co at or with any bank or other financial institution, whether existing on the date of this Agreement or established in the future.

“Consent” means any approval, consent, ratification, permission, waiver or authorization, including any of the foregoing issued or granted by any Governmental Authority.

“Governmental Authority” means any nation or government or any province or state any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the People’s Republic of China or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

“Intellectual Property” means any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right, and improvement on or to any of the foregoing, or any other other intellectual property right or intangible asset.

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) governmental approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Legal Requirement”  “means any national (or federal), provincial, state, local, municipal, foreign or other constitution, law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any contract.

“Management Services” is defined in Section .

“Material Action” means any of the actions set forth in Appendix C.

“Net Losses” means the net losses of ICP Co under generally accepted accounting principles in the United States.

“Net Profit” means the net profit of ICP Co under generally accepted accounting principles in the United States.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Reasonable Business Judgment” means a judgment reached in good faith and in the exercise of reasonable care.

“Taxes” means with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (b) any liability for the payment of any amount of the type described in the clause (a) above as a result of being a “transferee” of another entity or a member of an affiliated or combined group, and “Tax” will have the correlative meaning.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Term” is defined in Section .

“Transfer” means directly or indirectly, to sell, assign, transfer, pledge, bequeath, hypothecate, mortgage, grant any proxy with respect to, or in any other way encumber or otherwise dispose of.

“Transition” is defined in Section .

APPENDIX B

Management Services

For purposes of that certain Exclusive Management Consulting Services Agreement between BWA (Shanghai) Co., Ltd. (亚宽管理咨询（上海）有限公司), Beijing BBMAO Network Technology Co., Ltd. (北京比比猫网络技术有限公司), Xiaozhi ZHANG (张小知), and Xiaohong DONG (董晓虹), dated as of November 13, 2007, to which this is Appendix B, “Management Services” means consulting services relating to the following aspects, subject to the ultimate supervision and direction of the board of directors of ICP Co:

(a)

All aspects of the day-to-day operations of ICP Co, including its relationships with its customers, its performance under agreements or other arrangements with any other parties, its compliance with applicable laws and regulations;

(b)

The appointment, hiring, compensation (including any bonuses, non-monetary compensation, fringe and other benefits, and equity-based compensation), firing and discipline of all employees, consultants, agents and other representatives of ICP Co, including the Executive Director of ICP Co and all other executive officers or employees of ICP Co;

(c)

Establishment, maintenance, termination or elimination of any plan or other arrangement for the benefit of any employees, consultants, agents, representatives or other personnel of ICP Co;

(d)

Management, control and authority over all accounts receivable, accounts payable and all funds and investments of ICP Co;

(e)

Management, control and authority over Company Bank Accounts;

(f)

Any expenditure, including any capital expenditure, of ICP Co;

(g)

The entry into, amendment or modification, or termination of any contract, agreement and/or other arrangement to which ICP Co is, was, or would become a party;

(h)

The acquisition, lease or license by ICP Co of any assets, supplies, real or personal property, or intellectual or other intangible property;

(i)

The acquisition of or entry into any joint venture or other arrangement by ICP Co with any other Person;

(j)

Any borrowing or assumption by ICP Co of any liability or obligation of any nature, or the subjection of any asset of ICP Co to any Lien;

(k)

Any sale, lease, license or other disposition of any asset owned, beneficially owned  or controlled by ICP Co;

(l)

Applying for, renewing, and taking any action to maintain in effect, any permits, licenses or other authorizations and approvals necessary for the operation of ICP Co’s business;

(m)

The commencement, prosecution or settlement by ICP Co of any litigation or other dispute with any other Person, through mediation, arbitration, lawsuit or appeal;

(n)

The declaration or payment of any dividend or other distribution of profits of ICP Co;

(o)

The preparation and filing of all Tax Returns, the payment or settlement of any and all Taxes, and the conduct of any proceedings with any Governmental Authority with respect to any Taxes; and

(p)

The carrying out of the Transition, as defined in Section .

APPENDIX C

Material Actions

For purposes of that certain Exclusive Management Consulting Services Agreement between BWA (Shanghai) Co., Ltd. (亚宽管理咨询（上海）有限公司), Beijing BBMAO Network Technology Co., Ltd. (北京比比猫网络技术有限公司), Xiaozhi ZHANG (张小知), and Xiaohong DONG (董晓虹), dated as of November 13, 2007, to which this is Appendix C, “Material Actions” means any of the following:

(a)

Any change to the organic or charter documents of ICP Co;

(b)

Any issuance of new equity in ICP Co, including any securities convertible into equity of ICP Co, or the acceptance by ICP Co of any equity investment, or the repurchase or redemption of any equity of ICP Co;

(c)

Any hiring, firing, or discipline of any person who is an executive employee or director of ICP Co;

(d)

The purchase of any material asset by ICP Co;

(e)

The sale, conveyance, licensing or pledge of a material asset of ICP Co, including, without limitation, any material intellectual property of ICP Co;

(f)

Entering into, amending, supplementing, terminating or otherwise modifying any agreement, contract or other arrangement to which ICP Co is or could become a party, having a value or impact on ICP Co, individually or in the aggregate, in excess of RMB 100,000;

(g)

Incurring any indebtedness or similar obligation to third parties or subjecting of any of the equity or assets of ICP Co to any Lien;

(h)

Investing in, incorporating or otherwise creating any affiliate or joint venture or purchasing or otherwise acquiring any stock or any equity interest in any entity or business, in one or a series of related transactions, or disposing of any of the foregoing;

(i)

Any change to the compensation of any executive employee, consultant or other representative of ICP Co;

(j)

Any transaction, action or agreement by any of ICP Co other than in the ordinary course of business;

(k)

Any transaction, contract or agreement between ICP Co and any Shareholder;

(l)

Declaring or paying dividends on, or making any distributions to any capital stock, except in accordance with the instruments defining the rights of any such capital stock or securities;

(m)

The initiation or settlement of any litigation or arbitration involving ICP Co;

(n)

Approving the annual budget and multi-year business plan for ICP Co;

(o)

Approving ICP Co’s final audits of ICP Co’s annual consolidated financial statements and tax returns to be filed by ICP Co with any taxing authority;

(p)

Any material change in ICP Co’s accounting or tax policies or a change of ICP Co’s independent auditor; and

(q)

Any change in the number of directors of ICP Co, except as a result of the operation of any other provisions of this Agreement.

APPENDIX D

Equity Pledge Agreement

This Equity Pledge Agreement (“Agreement”) is entered into as of November 13, 2007 by and among:

“Pledgor A”

Xiaozhi ZHANG (张小知)
ID Card Number:
Address:
Telephone:

“Pledgor B”

Xiaohong DONG (董晓虹)
ID Card Number:
Address:
Telephone:

“Company”

Beijing BBMAO Network Technology Co., Ltd. (北京比比猫网络技术有限公司)
Address:	Suite 418, No. 17, Xiaoying Road, Chaoyang District, Beijing, People’s Republic of China
Represented By:	Xiaozhi ZHANG (张小知)
Telephone:

“Pledgee”

BWA (Shanghai) Co., Ltd. (亚宽管理咨询（上海）有限公司)
Address:	Suite 1201, Shanghai Times Square, No. 93, Middle Huai Hai Road, Luwan District, Shanghai, People’s Republic of China
Represented By:
Telephone:

Pledgor A and Pledgor B are collectively referred to as “Pledgors”.

WHEREAS,

(1)

Pledgors are the registered shareholders of the Company.  Pledgors legally hold all shares of the Company (“Company Shares”) and will hold all company shares on the date the parties execute this Agreement.  Each Pledgor’s contribution of the Company’s Registered Capital and the Share Holding Proportion are identified in Exhibit I.

(2)

Pursuant to that certain Exclusive Management Consulting Services Agreement between the Pledgee, the Company and the Pledgors dated as of November 23, 2007, that certain Exclusive Technology Consulting Agreement between the Pledgee and the Company dated as of November 13, 2007, and that certain Purchase Option Agreement between the Pledgee, the Company and the Pledgors dated as of November 13, 2007 (collectively, the “Business Cooperation Agreements”), the Pledgors have guaranteed the performance by themselves, and by the Company of its obligations under the Business Cooperation Agreements, as that term is defined therein, and have agreed to pledge all of the Company shares they own (the “Pledged Equity”) to secure that guarantee.

Through the friendly negotiation, the parties hereby agree:

ARTICLE 1

EQUITY PLEDGE

1.1

Pledgee will own priority of payment of the interest from the Pledged Equity converted into money, or the money from Pledged Equity’s auction or sale (“Pledge Right”).  The effectiveness of the Pledge Right will extend to any bonus arising from the Pledged Equity.

1.2

Pledgors will identify the agreement concerning the Pledged Equity in Company’s shareholders’ prospectus on the day of execution and deliver the share contribution certificate of the Company to the Pledgee within three (3) days from the date of execution.  The bonus Pledged Equity will be deposited into a bank account appointed and supervised by Pledgee.

1.3

The scope of the pledge guarantee hereby includes any payment under the Business Cooperation Agreements, any and all associated penal sum(s) and other expenses incurred in connection with the pledge guarantee as well as the expense of realizing the Pledgee's rights,.

1.4

Pledgors will not hold Pledgee responsible for any decrease in value of the Pledged Equity during the period this Agreement is in effect.

1.5

If the Pledgors engage in activity to intentionally reduce the value of the Pledged Equity, Pledgee may auction or sell off the Pledged Equity, and Pledgors agree to use the money from the auction or sale of the Pledged Equity to pay off the debts guaranteed by the Pledged Equity in advance.

1.6

Pledgors may contribute additional capital into Company only with the prior written consent of Pledgee.  This increased capital contribution regarded as additional Pledged Equity.

1.7

The period of Pledged Equity under this Agreement will commence on the date the Pledged Equity is registered in Company’s shareholders prospectus, and ends on the date when the Pledgors and the Company satisfies their obligations under the Business Cooperation Agreements.

ARTICLE 2

WARRANTY AND COMMITMENT OF PLEDGOR

Pledgors hereby warrant and represent respectively and collectively to Pledgee as follows:

2.1

Pledgors have read this entire Agreement and understands the content contained herein.

2.2

All expressions of Pledgors’ intent contained in this Agreement are true.

2.3

Pledgors’ execution and fulfillment of this Agreement is voluntary.

2.4

Pledgors are the legal owner of the Pledged Equity and warrants that there is no current ownership dispute of Pledged Equity.  Pledgors will be entitled to dispose of the Pledged Equity and any part of such equity.

2.5

With the exception of the pledge rights identified in this Agreement, there are no other outstanding pledge rights and benefits or third party’s pledge rights and benefits on the Pledged Equity identified in this Agreement.

2.6

All documents, information and reports provided by Pledgors to Pledgee were true, complete and effective at the time of their production and are true, complete and effective as of the date of execution of this Agreement.

2.7

Without the prior written agreement of Pledgee, Pledgors will not transfer the Pledged Equity, make any other agreement or pledge concerning the Pledged Equity or take any action that will dispose or negatively influence the Pledged Equity or Right.

2.8

Pledgors will immediately inform Pledgee in writing of any possible event or act which may affect the Pledge Right.

2.9

Pledgors will take every necessary measure and sign every necessary document to ensure the Pledge Right can be exercised and realized.

ARTICLE 3

WARRANTY AND COMMITMENT OF COMPANY

3.1

Company hereby agrees that it will take joint responsibility with Pledgors’ for the warranties and representations made by Pledgors to Pledgee in Article 2.

3.2

Company promises that it will not pass any resolutions concerning the Pledge Right which may have an affect on the exertion and realization of the Pledge Rights under this Agreement.

ARTICLE 4

LIFE AND TRANSFER OF AGREEMENT

4.1

This Agreement will be effective on the execution date of this Agreement, and will end on the date Pledgors fulfill the obligations of paying off the loan under the Loan Agreement.

4.2

This Agreement is binding on all legal heirs and/or successors of the parties hereby.

4.3

This Agreement, nor any of the duties and obligations identified herein, can be transferred to a third party, except by Pledgee’s prior written consent.

ARTICLE 5

FORCE MAJEURE

5.1

“Force Majeure” under this Agreement is identified as war, fire acts of god, such as an earthquake or flood, as well as government order, government action, or related laws and regulations that are unforeseeable, irresistible and/or unavoidable events (“Force Majeure event”).

5.2

Any Party who fails to perform or fails all or any partial obligations under this Agreement (“Breaching Party”) due to a Force Majeure will not be held responsible for the breach if the Breaching Party has taken every effort to fulfill its other obligations under this Agreement.  Once the Force Majeure event no longer prevents the Breaching Party from fulfilling its obligations under this Agreement, the Breaching Party agrees to recommence performance of its obligations. If the Force Majeure event has made fulfillment of this Agreement impossible, the Parties will make best efforts to fulfill the purpose of this Agreement.

ARTICLE 6

NOTICES

6.1

Any notice, request, demand or other communication required by this Agreement or made according to this Agreement will be delivered to the relevant Party in writing.

6.2

Notices given by personal delivery or mail will be deemed effective on the date of receipt.  Notices given by facsimile transmission or email will be deemed effective on the date of transmission or, if the transmission date is not a working day or the transmission time is after regular business hours (defined as 9:00-18:00), then the effective date will be the first (1st) business day following the date of transmission.

ARTICLE 7

LIABILITIES FOR BREACH OF CONTRACT

7.1

If any Party to this Agreement fails in any of its representations, warranties or covenants under this Agreement, or if fails to perform any of its obligations under this Agreement, such failure will constitute a breach under this Agreement (“Breach”).

7.2

The Party that does not breach this Agreement (“Non-breaching Party”) will have the right to require the Breaching Party to rectify or take remedial actions within an agreed period.  If the Breaching Party fails to rectify its breaching activities within the agreed period, the Non-Breaching Party has the right, at its own discretion, to choose one of the following remedies: (1) terminate this Agreement and require the Breaching party to compensate all the losses incurred to the other Party due to its Breach; or (2) require enforcement of the obligations of the Breaching Party under this Agreement and require compensation for all losses incurred to the other party due to the Breach.

ARTICLE 8

APPLICABLE LAWS AND SETTLEMENT OF DISPUTES

8.1

This Agreement will be governed by and construed in accordance with the laws of the People’s Republic of China.

8.2

In the event of a dispute arising from, or in connection with, this Agreement, the Parties will first attempt to resolve the dispute through friendly consultations.  In the event that satisfactory resolution is not reached within thirty (30) days after the occurrence of such dispute, the parties will submit the dispute for resolution by arbitration to the China International Economic and Trade Arbitration Commission (“Commission”) in Beijing, in accordance with the then-effective procedural rules of the Commission.  The arbitration will be conducted in Chinese.  The arbitral award will be final and binding upon all Parties.  The arbitration fee will be born by the losing Party.  All other terms in this Agreement, other than the disputed portion of this Agreement, will remain effective.

ARTICLE 9

MISCELLANEOUS

9.1

This Agreement is written in Chinese and English and has five (5) counterparts, with each Party holding one (1) counterpart of each version.  In the case of conflicts between the Chinese and English versions, the English version shall prevail.

9.2

The headings contained in this Agreement are inserted for convenience only and should not be interpreted as having any affect on the meaning or interpretation of this Agreement or any provision hereof.

9.3

This Agreement will take effect upon execution and will be binding on the Parties.

9.4

Each part of this Agreement is intended to be severable.  If any term, covenant, condition or provision hereof is unlawful, invalid or unenforceable for any reason whatsoever, then all such remaining parts hereof will be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included in the Agreement.

9.5

This Agreement may not be amended, altered or modified except by a subsequent written document signed by all Parties.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Equity Pledge Agreement has been executed by the Parties on the date first above written.

“Pledgee”	“Company”
[Insert Name]	[Insert Company Name]
By: __________________________	By: __________________________
Its: __________________________

“Pledgor A”	“Pledgor B”
Xiaozhi ZHANG (张小知)	Xiaohong DONG (董晓虹)
By: _________________________	By: ___________________________

Exhibit I

Company Details

Company Name： Beijing BBMAO Network Technology Co., Ltd. (北京比比猫网络技术有限公司)

Registered Address： Suite 418, No. 17, Xiaoying Road, Chaoyang District, Beijing, People’s Republic of China

Registered Capital： RMB 1,000,000

Legal Representative： Xiaozhi ZHANG (张小知)

Share Structure：

Name of Shareholders	Contribution Amount (RMB)	Share Proportion Held
Xiaozhi ZHANG (张小知)	RMB 500,000	50%
Xiaohong DONG (董晓虹)	RMB 500,000	50%
Total Amount	RMB 1,000,000	100%

Directors: Xiaozhi Zhang (Chairman), Mingqian ZHU (Vice-Chairman), Changri LI (Director)

General Manager：

Finance Year：